Exhibit 99.1
News Release

Contact:	Mark Pape Chief Financial Officer Affirmative Insurance Holdings, Inc. (972) 728-6481
AFFIRMATIVE INSURANCE ANNOUNCES 2006 THIRD QUARTER RESULTS
ADDISON, Texas (November 9, 2006) — Affirmative Insurance Holdings, Inc. (Nasdaq: AFFM), a producer and provider of personal non-standard automobile insurance, today announced financial results for the quarter and the nine months ended September 30, 2006.
Key Financial Results for the Three and Nine Month Periods Ended September 30, 2006

	Three months ended September 30,			Nine months ended September 30,
	2006	2005	% Change	2006	2005	% Change
	Restated			Restated
	(dollars in millions, except per share data)
Gross premiums written	$68.5	$74.8	-8.5%	$223.0	$254.1	-12.3%
Net premiums written	$68.4	$72.8	-6.1%	$223.5	$249.6	-10.4%
Net premiums earned	$71.9	$77.5	-7.3%	$218.7	$222.9	-1.9%
Total revenues	$88.5	$98.7	-10.4%	$271.1	$289.4	-6.3%
Net income	$5.0	$5.7	-13.4%	$16.1	$19.4	-17.0%
Net income per share — diluted	$0.33	$0.38	-13.2%	$1.05	$1.19	-11.8%
Third Quarter Financial Results
In the third quarter of 2006, we had net income of $5.0 million or $0.33 per diluted share, as compared to net income of $5.7 million or $0.38 income per diluted share for the same period in 2005. Weighted average diluted shares outstanding for the third quarter were 15,186,777 shares, up slightly from 15,165,677 shares for the year-ago period.
Net premiums earned for the three months ended September 30, 2006 were $71.9 million, a decrease of $5.6 million or 7.3% compared to net premiums earned of $77.5 million for the three months ended September 30, 2005. The decrease was primarily due to our reduced levels of gross premiums written in both the current and previous periods. In the third quarter of 2006, our gross premiums written were down 8.5% as compared to the third quarter of 2005.
Net premiums written decreased 6.1% to $68.4 million due to the decline in our gross premiums written.
For the quarter ended September 30, 2006, our loss and loss adjustment expense ratio was 64.1% as compared to 61.1% in the third quarter of the prior year. This increase in the loss ratio reflects the favorable loss development on previously written business that was recognized in the previous year’s third quarter relative to the lesser amount of favorable development recognized in the third quarter of 2006.

Our selling, general and administrative expenses decreased 17.8% to $33.0 million for the third quarter of 2006 from $40.1 million in the comparable period in 2005 and our expense ratio decreased to 27.3% from 27.5% in the prior year. The relatively small decrease in our expense ratio reflects the effect of the widely used industry calculation method that offsets our operating expenses (selling, general and administrative expenses and depreciation and amortization) with our other revenues (commission income and fees) in the dividend, with the divisor consisting of only net premiums earned. The revenue from commission income and fees decreased to $14.4 million in the third quarter of 2006 from $19.7 million in the comparable period in 2005 in part as a result of our increased retention of business that we produced. In the previous year, we reinsured more of our business with other insurers and earned fees for servicing the policies. In addition, revenue from commission income and fees has been adversely affected by both the overall decline in gross premiums written and the change in our sales strategy during the third quarter that involved the reduction or elimination of the agency fee charged to a customer when a policy is written. This change allows us to offer the prospective customer a more affordable down payment, with the objective of gaining new customers, increasing premiums earned on policies written by our three affiliated insurance carriers and commission income on policies written on third party carriers, thereby enhancing the longer-term economic value of the company.
Our combined ratio (the sum of the loss and loss adjustment expense ratio and the expense ratio) for the third quarter of 2006 was 91.4% as compared to 88.5% for the comparable quarter in 2005.
Year-to-date Financial Results
In the first nine months of 2006, we had net income of $16.1 million or $1.05 per diluted share, as compared to the net income of $19.4 million or $1.19 income per diluted share for the same period in 2005. Weighted average diluted shares outstanding for the first nine months were 15,327,137 shares as compared to 16,231,333 shares for the year-ago period, largely as a result of our acquisition of 2.0 million shares of treasury stock in June 2005 and 302,400 shares in the second quarter of 2006.
Net premiums earned for the nine months ended September 30, 2006 were $218.7 million, a decrease of $4.2 million or 1.9% compared to net premiums earned of $222.9 million for the nine months ended September 30, 2005. The decrease was primarily due to the reduction in gross premiums written in current and previous periods. In the first nine months of 2006, our gross premiums written were down 12.3% as compared to the first nine months of 2005.
Net premiums written decreased 10.4% to $223.5 million due to the decline in our gross premiums written.
For the nine months ended September 30, 2006, our loss and loss adjustment expense ratio remained stable at 64.4% as compared to 64.2% in the first nine months of the prior year.
For the nine months ended September 30, 2006, our expense ratio was 25.8% as compared to 22.6% in the prior year. This increase in our expense ratio reflects the effect of the widely used industry calculation method that offsets our operating expenses (selling, general and administrative expenses and depreciation and amortization) with our other revenues (commission income and fees) in the dividend, with the divisor consisting of only net premiums earned. The revenue from commission income and fees included in our consolidated financial statements decreased to $46.5 million in the first nine months of 2006 from $62.4 million in the comparable period in 2005 in part as a result of our increased retention of business produced in the current year as compared to our greater use of reinsurance in prior years. In addition, revenue from commission income and fees has been adversely affected by both the decline in gross premiums written and the change in our sales strategy during the third quarter as described above.
Our combined ratio (the sum of the loss and loss adjustment expense ratio and the expense ratio) for the first nine months of 2006 was 90.2% as compared to 86.8% for the comparable quarter in 2005.
Restatement
As previously disclosed in our Annual Report on Form 10-K for the year ended December 31, 2005, we restated certain of our previously issued financial statements to correct consolidating elimination entries made in prior periods that were not in conformity with generally accepted accounting principles and to correct the allocation of commission income and fees among the first three quarters of 2005. The erroneous elimination entries had no effect on reported net income, earnings per share, cash, invested assets or stockholders’ equity, but did have the effect of materially understating gross revenues and expenses and misstating certain assets and liabilities. The restatement of the misallocation of commission income and fees among the first three quarters of 2005 increased commission and fee income by $482,000 ($311,000 after income taxes) for the third quarter of 2005, but had no impact for the nine months ending September 30, 2005. The previously issued unaudited interim consolidated financial statements for the quarter ended September 30, 2005 have been restated. All financial information in this announcement gives effect to the restatement.

Affirmative Insurance Holdings, Inc.
Consolidated Statements of Operations — Unaudited
(dollars in thousands, except per share data)

	Three months ended September 30,			Nine months ended September 30,
	2006	2005	% Change	2006	2005	% Change
	Restated			Restated
Revenues
Net premiums earned	$71,877	$77,544	-7.3%	$218,668	$222,921	-1.9%
Commission income and fees	14,420	19,721	-26.9%	46,471	62,423	-25.6%
Net investment income	2,233	1,447	54.3%	6,447	4,057	58.9%
Realized gains (losses)	(78)	5	NM	(444)	11	NM

Total revenues	88,452	98,717	-10.4%	271,142	289,412	-6.3%

Expenses
Losses and loss adjustment expenses	46,044	47,350	-2.8%	140,777	143,134	-1.6%
Selling, general and administrative expenses	32,979	40,097	-17.8%	99,774	109,919	-9.2%
Depreciation and amortization	1,094	912	20.0%	3,213	2,934	9.5%
Interest expense	1,085	1,124	-3.5%	3,256	2,499	30.3%

Total expenses	81,202	89,483	-9.3%	247,020	258,486	-4.4%

Net income before income taxes, minority interest and equity interest in unconsolidated subsidiaries	7,250	9,234	-21.5%	24,122	30,926	-22.0%
Income tax expense	2,278	3,274	-30.4%	7,954	10,961	-27.4%
Minority interest, net of income taxes	—	217	NM	81	576	-85.9%

Net income (loss)	$4,972	$5,743	-13.4%	$16,087	$19,389	-17.0%

Net income (loss) per common share — Basic	$0.33	$0.39	-15.4%	$1.05	$1.21	-13.2%

Net income (loss) per common share — Diluted	$0.33	$0.38	-13.2%	$1.05	$1.19	-11.8%

Weighted average shares outstanding — Basic	15,139,571	14,893,310	1.7%	15,296,893	15,978,852	-4.3%
Weighted average shares outstanding — Diluted	5,186,777	15,165,677	0.1%	15,327,137	16,231,333	-5.6%

Operational Information
Gross premiums written	$68,483	$74,821	-8.5%	$222,963	$254,121	-12.3%
Net premiums written	$68,357	$72,777	-6.1%	$223,535	$249,576	-10.4%
Percentage retained	99.8%	97.3%		100.3%	98.2%

Loss Ratio	64.1%	61.1%		64.4%	64.2%
Expense Ratio	27.3%	27.5%		25.8%	22.6%

Combined Ratio	91.4%	88.5%		90.2%	86.8%

Affirmative Insurance Holdings, Inc.
Condensed Consolidated Balance Sheets
(dollars in thousands, except share and per share data)

	September 30,	December 31,
	2006	2005
	(Unaudited)
Assets
Fixed maturities — available for sale	$226,414	$210,273
Short-term investments	251	477

Total invested assets	226,665	210,750
Cash and cash equivalents	57,267	48,037
Fiduciary and restricted cash	32,138	29,689
Premiums and fees receivable	85,611	81,680
Commissions receivable	5,154	2,144
Receivable from reinsurers	23,152	28,137
Deferred acquisition costs	26,005	24,453
Deferred tax asset, net	9,918	14,866
Goodwill and other intangible assets, net	83,467	80,616
Other assets	23,260	23,753

Total assets	$572,637	$544,125

Liabilities and Stockholders’ Equity
Liabilities
Reserves for losses and loss adjustment expenses	139,859	126,940
Unearned premium	99,221	97,344
Amounts due reinsurers	8,081	8,715
Deferred revenue	25,893	27,101
Notes payable	56,702	56,702
Other liabilities	31,271	27,361

Total liabilities	361,027	344,163

Stockholders’ equity
Common stock	175	175
Additional paid-in capital	159,416	158,904
Treasury stock, at cost	(32,880)	(28,746)
Accumulated other comprehensive income (loss)	(431)	(529)
Retained earnings	85,330	70,158

Total stockholders’ equity	211,610	199,962

Total liabilities and stockholders’ equity	$572,637	$544,125

Notes payable as % of capitalization	21.1%	22.1%
Actual shares outstanding	15,140,486	15,432,557
Book value per share	$13.98	$12.96

Forward-Looking Statements Disclosure
Certain information in this news release and other statements or materials are not historical facts but are forward-looking statements relating to such matters as future results of our business, financial condition, liquidity, results of operations, plans, and objectives. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we provide the following cautionary remarks regarding important factors that, among others, could cause our actual results and experience to differ materially from the anticipated results or other expectations expressed in our forward-looking statements. The risks and uncertainties that may affect the operations, performance, results of our business, and the other matters referred to above include, but are not limited to: general volatility of the non-standard personal automobile and reinsurance markets; the market price of our common stock; changes in business strategy; severe weather conditions; availability, terms and deployment of capital; the degree and nature of competitor product and pricing activity; changes in the non-standard personal automobile insurance industry, interest rates or the general economy; identification and integration of potential acquisitions; claims experience; and availability of qualified personnel.
About Affirmative Insurance Holdings, Inc.
Headquartered in Addison, Texas, Affirmative Insurance Holdings, Inc. is a producer and provider of personal non-standard automobile insurance policies to individual consumers in highly targeted geographic markets. We currently offer products and services in 12 states, including Texas, Illinois, California and Florida.
# # #